EXHIBIT 11

                   THE PERKIN-ELMER CORPORATION

                COMPUTATION OF NET INCOME PER SHARE
                            (unaudited)
          (Amounts in thousands except per share amounts)


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                                               Three months ended               Six months ended
                                                December 31,                      December 31,
                                             1996           1995           1996           1995

Weighted average number
 of common shares                          43,176         42,243         43,072         42,243

Common stock equivalents                    1,205            769          1,205            769

Weighted average number of
common shares used in calculating
primary net income per share               44,381         43,012         44,277         43,012

Additional dilutive stock options             152            117            152            117

Shares used in calculating fully
diluted net income per share               44,533         43,129         44,429         43,129


Calculation of primary and fully
diluted net income per share:

Net income used in the
calculation of primary and
fully diluted net income per share      $ 50,940     $    22,756     $   83,318     $   40,350


Primary net income per share            $   1.15     $      0.53     $     1.88     $     0.94


Fully diluted net income per share      $   1.14     $      0.53     $     1.88     $     0.94


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